UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Lindsay Corporation

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LINDSAY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 31, 2011
The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held at the Company’s corporate offices at 2222 North 111th Street, Omaha, Nebraska, on Monday, January 31, 2011, at 8:30 a.m., Central Standard Time, for the following purposes:
(1)	To elect three (3) directors for terms ending in 2014.
(2)	To ratify the appointment of KPMG LLP as the independent auditor for the Company for the fiscal year ending August 31, 2011.
(3)	To take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.
(4)	To take a non-binding vote on whether a stockholder vote to approve the compensation of the Company’s executive officers should be taken every year, every second year or every third year.
(5)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.
Only stockholders holding shares of the Company’s common stock of record at the close of business on December 2, 2010 are entitled to notice of, and to vote at, the Annual Meeting. Stockholders, whether or not they expect to be present at the Annual Meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the Board of Directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the Annual Meeting, and stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors
/s/ Eric R. Arneson
Eric R. Arneson, Secretary
Omaha, Nebraska
December 21, 2010
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be Held on January 31, 2011. The Proxy Statement for this Annual Meeting and Annual Report are available online at http://www.lindsayannualmeeting.com.

2

LINDSAY CORPORATION
PROXY STATEMENT
for
2011 ANNUAL MEETING OF STOCKHOLDERS
This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held on Monday, January 31, 2011, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on December 2, 2010 are entitled to vote at the Annual Meeting.
The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting, except for Proposal 4 with respect to which such proxies will be treated as an abstention. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.
The principal executive offices of the Company are located at 2222 North 111th Street, Omaha, Nebraska 68164.
This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 30, 2010.
Voting Securities and Beneficial Ownership
Thereof by Principal Stockholders, Directors and Officers
At the record date, there were 12,543,201 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes with respect to the election of directors.
The following table sets forth, as of December 2, 2010, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. The shares beneficially owned by executive officers and directors of the Company represent approximately 1.8% of the total shares outstanding on the record date and entitled to vote at the Annual Meeting. The Board of Directors believes that all of these shares will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. In addition, executive officers, directors and nominees to become a director are deemed to beneficially own shares which they may acquire upon the exercise of vested stock options or options that will vest within 60 days of the record date. These shares are not outstanding and may not be voted at the Annual Meeting. The following table also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of a report obtained from a third-party market analyst reviewing Schedule 13F reports filed with the Securities and Exchange Commission for the quarter ending September 30, 2010 with respect to the Company’s common stock.

	Number of Shares		Percent
Name	Beneficially Owned(1)		of Class

Directors and Executive Officers
Howard G. Buffett, Director	29,800	(2)	*
Michael N. Christodolou, Director and Chairman of the Board	21,341	(2)	*
W. Thomas Jagodinski, Director	2,402	(2)	*
J. David McIntosh, Director	17,206	(2)	*
Michael C. Nahl, Director	12,170	(2)	*
Michael D. Walter, Director	3,727	(2)	*
William F. Welsh II, Director	28,120	(2)	*
Richard W. Parod, Director, President and Chief Executive Officer	257,269	(2)	2.0%
David B. Downing, Chief Financial Officer and President — International Operations	27,167	(2)	*
Timothy J. Paymal, Vice President and Chief Accounting Officer	3,442	(2)	*
Barry A. Ruffalo, President — Irrigation Business	3,878	(2)	*
All current executive officers and directors as a group (12 persons)	407,570	(2)	3.2%

Other Stockholders
Neuberger Berman, LLC (3)	1,754,235		14.0%
INVESCO PowerShares Capital Management LLC (4)	1,143,549		9.1%
Wellington Management Company, LLP (5)	849,817		6.8%
BlackRock Institutional Trust Company, N.A. (6)	799,984		6.4%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)
Each stockholder not shown as being a part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse. The number of shares shown for stockholders reporting ownership as part of a group represents the total number of shares over which any member of the group has sole or shared voting or investment power.

(2)
Includes 5,062; 1,013; 0; 10,124; 7,088; 0; 3,038; 135,000; 15,000; 0; 0; and 176,325 shares which may be acquired currently or within 60 days of December 2, 2010 pursuant to the exercise of options by Messrs. Buffett, Christodolou, Jagodinski, McIntosh, Nahl, Walter, Welsh, Parod, Downing, Paymal, Ruffalo, and the current executive officers and directors as a group, respectively.

(3)	The address for this stockholder is 605 Third Avenue, New York, NY 10158-3698.

(4)	The address for this stockholder is 301 West Roosevelt Road, Wheaton, IL 60187-5053.

(5)	The address for this stockholder is 75 State Street, Boston, MA 02109.

(6)	The address for this stockholder is 400 Howard Street, San Francisco, CA 94105.

Section 16(a) Beneficial Ownership
Reporting Compliance
The rules of the Securities and Exchange Commission require the Company to disclose the identity of directors and executive officers and of beneficial owners of more than 10% of the Company’s common stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934, as amended. Based solely on review of copies of those reports received by the Company, or written representations from reporting persons, the Company believes that all directors, executive officers and 10% beneficial owners complied with all filing requirements applicable to them during the Company’s fiscal year ended August 31, 2010.
PROPOSAL 1
ELECTION OF DIRECTORS
The Company’s Bylaws require that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three year terms. At the Annual Meeting, the terms of three directors will terminate and stockholders will be voting on nominees to fill these three positions on the Board. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Michael N. Christodolou, W. Thomas Jagodinski and J. David McIntosh to serve as directors for terms ending in 2014. Messrs. Christodolou, Jagodinski and McIntosh are current directors of the Company. Each of Messrs. Christodolou, Jagodinski and McIntosh has expressed an intention to serve, if elected, and the Board of Directors knows of no reason why any of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Christodolou, Jagodinski and McIntosh and any other person pursuant to which they were nominated to serve on the Board of Directors.
The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If any of Messrs. Christodolou, Jagodinski and McIntosh is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. CHRISTODOLOU, JAGODINSKI AND MCINTOSH AS DIRECTORS OF THE COMPANY WITH TERMS ENDING IN 2014.

Board of Directors and Committees
The following sets forth certain information regarding the directors of the Company, including the three directors who have been nominated to serve for new terms expiring in 2014. Information is also provided concerning each director’s specific experience, qualifications, attributes or skills that led the board to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of Messrs. Buffett, Christodolou, Jagodinski, McIntosh, Nahl, Welsh, and Walter are independent directors of the Company under the listing standards adopted by the New York Stock Exchange.
NOMINEES FOR ELECTION—Terms to expire in 2014
Michael N. Christodolou, age 49, is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Barbnet Investment Co., formerly Taylor & Co., an investment consulting firm providing services to certain entities associated with members of the Bass family of Fort Worth, Texas. Mr. Christodolou previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and currently serves as the Chairman of the Board of Directors. He is also the Chairman of the Company’s Corporate Governance and Nominating Committee and serves as a member of both the Audit Committee and the Compensation Committee. Mr. Christodolou has over 27 years experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital structure and mergers and acquisitions. His knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.
W. Thomas Jagodinski, age 54, is the retired President and Chief Executive Officer of Delta and Pine Land Company, a leader in the cotton seed industry. Mr. Jagodinski was President, Chief Executive Officer and Director of Delta and Pine Land Company from September 2002 until June 2007 when the company was acquired by another company. From 1991 to 2002, he served in various executive roles at Delta and Pine Land Company including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Jagodinski currently serves on the Board of Directors and as Audit Committee Chair of Solutia Inc. and as a director and Compensation Committee Chair of Phosphate Holdings, Inc. Mr. Jagodinski has been a director of the Company since 2008 and is the Chairman of the Audit Committee. Mr. Jagodinski’s experience in public accounting and as a chief executive officer, chief financial officer and director of public companies, along with his experience in risk management and compliance oversight, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Jagodinski an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.
J. David McIntosh, age 67, is the retired Executive Vice President of The Toro Company, a manufacturer of turf maintenance equipment and precision irrigation systems. Mr. McIntosh served as Group Vice President of Professional and International Business Divisions of The Toro Company from 1996 until August 1998 when he was appointed Executive Vice President. Mr. McIntosh had been employed by The Toro Company for 26 years prior to retiring on January 31, 2002. Mr. McIntosh currently serves on the Board of Directors of Health Tech Solutions, Inc. Mr. McIntosh has been a director of the Company since 2002 and is a member of the Corporate Governance and Nominating Committee and the Compensation Committee. Mr. McIntosh’s experience as a senior executive of a public company, along with his knowledge of manufacturing operations, the irrigation business and international markets, provide him with the relevant experience to serve on the Company’s Board of Directors.
DIRECTORS CONTINUING IN OFFICE
Richard W. Parod, age 57 (current term to expire in 2012), is the President and Chief Executive Officer of the Company, a position he has held since April 2000. Prior to joining the Company, Mr. Parod served as the Vice President and General Manager of Toro Irrigation, a division of The Toro Company, from 1997 to March 2000. From 1993 to 1997, he was an executive officer of James Hardie Irrigation, serving as President of that company from 1994 to 1997. Mr. Parod has also been a director of the Company since 2000 and is the only executive officer of the Company serving on the Board of Directors. As the Company’s chief executive for the past 10 years, Mr. Parod has gained an extensive knowledge of the Company’s operations and lines of business, its long-term strategies and domestic and international growth opportunities which provide him with the relevant experience to serve on the Company’s Board of Directors.

Michael D. Walter, age 61 (current term to expire in 2012), is the President of Mike Walter & Associates, a risk management consulting firm providing strategic guidance in general business and economic trends. Prior to forming Mike Walter & Associates in 2006, Mr. Walter served in various leadership positions with ConAgra Foods, a large agribusiness conglomerate headquartered in Omaha, Nebraska, including his most recent position of Senior Vice President, Economic & Commercial Affairs. Mr. Walter also serves on the Board of Directors of AgroTech Foods and Richardson International. Mr. Walter previously served on the Board of Directors of the Chicago Board of Trade from 2000 until 2007. Mr. Walter has been a director of the Company since 2009 and is a member of the Audit Committee and the Compensation Committee. Through his experience as a senior executive at ConAgra Foods and as a director of various companies in the agribusiness and commodities markets, Mr. Walter has gained significant experience in risk management oversight, strategic development and management of public and governmental affairs, all of which provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Walter an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.
Howard G. Buffett, age 55 (current term to expire in 2013), is the President of Buffett Farms, a commercial farming operation, and President of the Howard G. Buffett Foundation, a private charitable foundation. From 1996 to 2001, Mr. Buffett served as Chairman of the Board of Directors of The GSI Group, a manufacturer of steel farm bins, commercial storage grain bins and grain silos. Prior to that time, he was the Corporate Vice President, Assistant to the Chairman and a director of the Archer Daniels Midland Company. Mr. Buffett currently serves as a director of Berkshire Hathaway, Inc. and The Coca-Cola Company and has previously served on the board of directors of ConAgra Foods, Inc., Coca-Cola Enterprises Inc. and AgroTech Foods. Mr. Buffett also serves as a United Nations Ambassador Against Hunger and as trustee of various non-profit organizations. Mr. Buffett has been a director of the Company since 1995 and is a member of the Corporate Governance and Nominating Committee. Mr. Buffett’s extensive board experience and his philanthropic experience with numerous humanitarian and environmental conservation projects, along with his knowledge of farming operations and broad international socio-economic issues, provide him with the relevant experience to serve on the Company’s Board of Directors.
Michael C. Nahl, age 68 (current term to expire in 2013), is the retired Executive Vice President and Chief Financial Officer of Albany International Corp., the world’s largest manufacturer of custom-designed engineered fabrics called paper machine clothing. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed as Executive Vice President in 2005. Mr. Nahl retired as Executive Vice President and Chief Financial Officer of Albany International Corp. in September 2009. Mr. Nahl currently serves as Managing Director of MCN Asset Management, LLC, a private asset management company. Mr. Nahl is a director of GrafTech International Ltd. and Trans World Entertainment Corporation and also serves on the Regional Advisory Board of JP Morgan Chase & Co. from which he expects to retire at the end of 2010. Mr. Nahl has been a director of the Company since 2003 and is a member of the Audit Committee. Mr. Nahl’s experience as a senior financial executive of a multinational public company and as chairman of the audit committee of two public companies (previously at Lindsay Corporation and currently at GrafTech International Ltd.), along with his knowledge of international operations and foreign currency exchange rate risks, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Nahl an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.
William F. Welsh II, age 68 (current term to expire in 2013), is the retired Chairman of Election Systems & Software, Inc., a provider of specialized election equipment and software. Mr. Welsh served as President and Chief Executive Officer of Election Systems & Software, Inc. from 1995 to 2002. From 2000 to 2003, Mr. Welsh served as Chairman of the Board of Directors of Election Systems & Software. Mr. Welsh currently serves as the Chairman of the Board of Directors of Ballantyne Strong Inc. Mr. Welsh has been a director of the Company since 2001 and serves as the Chairman of the Compensation Committee. He is also a member of the Audit Committee and the Corporate Governance and Nominating Committee. Mr. Welsh’s prior executive level leadership experience and chief executive officer experience, along with his extensive knowledge of the irrigation and infrastructure markets, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Welsh an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.
Corporate Governance
The Board of Directors operates pursuant to the provisions of the Company’s certificate of incorporation and Bylaws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, that complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.
The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2010, the Board of Directors held eight meetings. Each director attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served during fiscal 2010.
The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairman of the Board, currently Mr. Christodolou, an independent director, serves as the presiding director at each executive session of the independent directors.
Board Leadership Structure
The Company’s Corporate Governance Principles provide that the position of Chairman of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairman of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairman to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.
Board’s Role in Risk Oversight
Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes close interaction with the Company’s internal auditor and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Ernst & Young LLP to perform the Company’s internal audit function, supplemented by the Company’s internal audit personnel. Ernst & Young LLP reports to the Audit Committee for this purpose. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.
Committees of the Board of Directors
The Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal auditing function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.
The Audit Committee is comprised of Directors Jagodinski (Chairman), Christodolou, Nahl, Walter and Welsh, each of whom has been determined to be independent by the Board of Directors under the rules of the Securities and Exchange Commission and under the listing standards adopted by the New York Stock Exchange. In addition, the Board of Directors has determined that each of Messrs. Christodolou, Jagodinski, Nahl, Walter and Welsh qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Committee held eleven meetings during fiscal 2010.
Compensation Committee. The Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other elected officers. The Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans. It also reviews compensation for non-employee directors and recommends changes to the Board. The Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation paid to executive officers and other elected officers. However, the final authority for setting executive officer compensation rests with the Compensation Committee. The Compensation Committee has the discretion to delegate specific responsibilities to the Committee Chair, any other Committee member(s) or subcommittees as the Compensation Committee may establish from time to time.
The Compensation Committee has periodically retained an external compensation consulting firm, Mercer (US), Inc. (“Mercer”), to assist and advise it on particular matters. Mercer is engaged directly by the Compensation Committee, but its fees are paid by the Company. The nature and scope of Mercer’s engagement with respect to the Compensation Committee’s decisions regarding executive and director compensation during fiscal 2010 are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.
The Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Compensation Committee is comprised of Directors Welsh (Chairman), Christodolou, McIntosh and Walter, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Committee held nine meetings during fiscal 2010.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company primarily through suggestions made by directors. The Corporate Governance and Nominating Committee will consider director nominees for next year’s Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by August 31, 2011. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.
The Corporate Governance and Nominating Committee is comprised of Directors Christodolou (Chairman), Buffett, McIntosh and Welsh, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. The Committee held three meetings during fiscal 2010.
Related Party Transactions.
The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.
The Howard G. Buffett Foundation, a private charitable foundation of which Howard Buffett is President, provides funding for the Nature Conservation Trust, a South African charitable organization. Mr. Buffett also serves as one of five trustees of the Nature Conservation Trust. Since the beginning of fiscal 2010, the Nature Conservation Trust has purchased irrigation equipment from the Company for $346,000. These transactions were at prices exceeding the Company’s costs in accordance with the Company’s pricing policy for qualifying charitable, nonprofit, educational and research organizations adopted in September 2009.
Compensation Discussion and Analysis
Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. The Board’s Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. To that end, the Committee has determined that the total compensation program for executive officers should consist of the following components:
•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the scarcity of qualified executives for key positions;
•	Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;

•	Long-term incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and
•	Other benefits as appropriate to be competitive in the market place.
It has been the intent of the Committee that executive salaries, target annual incentive opportunities and target long-term incentive values be targeted at the median of manufacturing and general industry companies of similar size to the Company (measured by annual revenues) for comparable positions, based on available survey data, with variation due to differences in executive skill levels and experience, the executive’s role and internal fairness with other positions and roles within the Company.
In September 2008, the Compensation Committee engaged the external consulting firm of Mercer (US), Inc. (“Mercer”) to conduct a compensation study (the “2008 Mercer Study”) to assist the Committee in establishing executive compensation for fiscal 2009. Among other things, the Mercer study provided the Committee with compensation survey information to aid it in establishing the competitive market for the Company’s executive positions. The survey included compensation data from two published survey sources, the 2008 Mercer US Global Premium Executive Suite and the 2007 Watson Wyatt Survey Report on Top Management Compensation, which Mercer considered to be appropriate sources of compensation data for use by the Committee. Where possible, Mercer used survey data targeting revenue of one-half to two times that of the business unit of the Lindsay executive. In total, over 120 companies were included in the compensation survey. While the Committee engaged Mercer in October 2009 to assist with its long-term incentive strategy, including adoption of the Company’s 2010 Long-Term Incentive Plan, the Committee relied primarily on data from the 2008 Mercer Study and did not make any significant changes in its compensation program for fiscal 2010. The Committee generally requests a total compensation study every three years in order to verify that its executive compensation program is competitive with those provided by similar companies. For fiscal 2010, Mercer did not provide additional services to the Company or its affiliates in an amount in excess of $120,000.
In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers. The Committee also considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal year 2010 compensation for the executive officers.
The Committee is of the view that awards of annual and long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual and long-term compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual and long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.
The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. For example, the Company’s compensation program: (i) focuses on both short-term and long-term financial goals; (ii) utilizes a mix of financial performance goals so as to avoid over-emphasis on any one metric; (iii) is subject to a clawback policy in the event of restatements of the Company’s financial results; (iv) includes long-term incentives with a three-year vesting period; and (v) contains caps on the maximum incentive payouts.

2010 Executive Compensation Program. The Company’s fiscal year 2010 compensation program for its executive officers, including the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation, and the manner in which compensation for fiscal 2010 under these components was determined by the Committee for executive officers are as follows:
Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior year’s base salary is justified based on these criteria and considerations. In the case of Mr. Parod, base salary was initially established by the terms of his employment agreement and is subject to annual increases as determined by the Committee.
In October 2009, the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Parod, the Committee considered both the recommendations of Mr. Parod for salary adjustments as well as the 2008 Mercer Study. Mr. Parod primarily made his recommendations for salary adjustments based on individual performance and the 2008 Mercer Study. The Committee also took note that the recommended salaries were consistent with its policy of establishing base salary levels for its executive officers at levels that approximate the median salaries paid to persons holding comparable positions by manufacturing and general industry companies with annual revenues similar to those of the Company. With respect to Mr. Parod, the Committee considered the information from the 2008 Mercer Study, the Company’s performance and Mr. Parod’s personal performance and concluded that an increase in his base salary of approximately 3.7% was appropriate.
Annual Cash Incentive Awards. The Company paid annual cash incentive awards to its executive officers under a Management Incentive Plan that was adopted by the Committee for fiscal 2010 pursuant to the terms of the Management Incentive Umbrella Plan as approved by the stockholders (the “2010 MIP”). The Company used annual cash payments under the 2010 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company generally and, in some cases, for achievement of the Company’s financial results in certain market segments. In addition, a portion of the annual cash incentives is designated to reward individual performance objectives of each executive officer participating in the 2010 MIP. The Committee adopted the 2010 MIP and established the financial and individual goals for executive officers under the 2010 MIP during the first quarter of fiscal 2010.
The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive. This component consisted of three subcomponents: revenue, operating margin and average working capital to sales. For each of Messrs. Ruffalo and Spears, the financial performance component was split equally between consolidated Company financial performance and the financial performance (also based on revenue, operating margin and average working capital to sales) of their respective business units. For purposes of the 2010 MIP, (i) revenue was defined as the Company’s fiscal 2010 operating revenues, (ii) operating margin was defined as the Company’s fiscal 2010 operating income divided by fiscal 2010 operating revenues, and (iii) average working capital to sales was defined to include two key components of working capital: average month end inventories plus average month end accounts receivable divided by fiscal 2010 operating revenues. The average working capital to sales subcomponent, which was designed as a measure of the Company’s utilization of its working capital, is calculated using the average of an entire 12 months worth of information in order to reduce any distortion caused by the seasonal nature of the Company’s business. Each of the three subcomponents was calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2010, net of any effect of acquisitions made during fiscal 2010. The Committee chose to use revenue and operating margin as the primary financial performance measures for determining annual cash incentive awards under the 2010 MIP because it believed that the Named Executive Officers had significant influence over these measures, that operating margin and revenue align the interests of officers with the creation of stockholder value and that these measures are well understood by management and stockholders. Accordingly, each of the revenue and operating margin subcomponents was assigned a weighting of 40% by the Committee, while the average working capital to sales subcomponent was assigned a weighting of 20% by the Committee. Considering the manufacturing nature of the Company’s business, the Committee felt that weighting 20% of the financial performance component based on average working capital to sales would motivate the Named Executive Officers to properly manage receivables and inventory in relationship to sales.

In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors. The 2010 targets for revenue, operating margin and average working capital to sales were $364.1 million, 8.8% and 30.3%, respectively. Each target corresponds to the Company’s operating budget for fiscal 2010. The targets established for specific business units also corresponded to the fiscal 2010 operating budget. As noted above, each target excludes the effect of any acquisitions made during fiscal 2010.
The Committee also approved the use of individual performance objectives to determine 20% of the annual cash incentives under the 2010 MIP for each Named Executive Officer. These individual performance objectives were approved by the Committee, based on recommendations by Mr. Parod, for each Named Executive Officer according to his respective area of responsibility. Unlike the financial performance measures described above, which the Committee viewed as short-term performance measures, the individual performance objectives were designed to focus on goals or initiatives that will create longer-term value for the Company. Depending on the officer, these performance objectives relate to areas such as lean efficiency, market development, strategic acquisitions, cost reduction and product development. Some of these individual performance objectives are objective and depend upon the accomplishment of specific, measurable goals such as cost reduction, increased sales or increased margin. Others are subjective in nature, such as performance objectives tied to process improvements, the strengthening of operational capabilities or the creation or strengthening of sales and distribution channels.
The 2010 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). Consistent with the prior year, the Target Cash Incentive Award for Mr. Parod was set at 60% of his base salary. Also consistent with the prior year, the Target Cash Incentive Award for each of Messrs. Downing, Ruffalo and Spears was set at 45% of his respective base salary and the Target Cash Incentive Award for Mr. Paymal was set at 35% of his base salary. In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2010 MIP.
Under the 2010 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate calculations were performed to determine the payout earned under the financial performance component and the individual performance component, and those two components are then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then that Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent. The following performance levels trigger the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component):

		Average	Percentage of	Target Cash Incentive
		Operating	Working Capital	Award Available for Financial
	Revenue (40%)	Margin (40%)	to Sales (20%)	Performance Subcomponent

Threshold	$182.1 million	4.4%	34.3%	15%
Intermediate	$273.1 million	6.6%	32.3%	75%
Target	$364.1 million	8.8%	30.3%	100%
Maximum	$546.2 million	10.1%	26.3%	200%

Likewise, the cash incentive awarded under the individual performance component is calculated according to a scale providing the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the individual performance component):

Percentage of Target Cash Incentive Award
Performance Level	Available for Individual Component

Does not meet objectives	0%
Meets some objectives	50%
Meets most objectives	75%
Meets all objectives	100%
Exceeds objectives	150%
Significantly exceeds objectives	200%
Both the financial and individual performance component calculations offer a range of payouts for performance that exceeds or falls short of the target level. The Committee believes that this not only provides an incentive to executives to achieve performance that exceeds expectations, but it also provides constant motivation during down cycles. By rewarding a range of performance, the Committee hoped to partially counteract the cyclical nature of the Company’s business. Likewise, the receipt of an award under one component or subcomponent is not contingent upon meeting a certain performance standard under the other component or subcomponents. For example, an executive who has met all of his individual performance objectives would still receive a payout under the individual component even if the Company failed to meet the threshold financial performance objectives. Similarly, an executive may receive a payout if the threshold level is met for a specific financial performance subcomponent even if the executive failed to meet his or her individual performance objectives and/or the Company failed to meet the threshold levels for the other financial performance subcomponents. If any sort of unplanned event should arise, the 2010 MIP gives the Committee the discretion to reduce (but not increase) the incentive payouts under the plan. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2010 MIP:
An officer receiving a base salary of $275,000 (with a target incentive percentage of 45% of his base salary) would be eligible for a Target Cash Incentive Award of $123,750. $99,000 of that amount would be attributable to the Company’s financial performance component (80% of the Target Cash Incentive Award), whereas $24,750 of that amount would be attributable to the officer’s individual performance component (20% of the Target Cash Incentive Award). If the Company generated revenues of $364.1 million, operating margin of 10.1%, an average working capital to sales ratio of 32.3%, and the officer met all of his individual performance objectives, he would receive a total cash incentive payout of $158,400, calculated as follows:
Company Financial Performance Component: $39,600A + $79,200B + $14,850C = $133,650

A	Revenue Subcomponent: $99,000 * 0.40 *1.00 performance multiplier

B	Operating Margin Subcomponent: $99,000 * 0.40 *2.00 performance multiplier

C	Average Working Capital to Sales Subcomponent: $99,000 * 0.20 *0.75 performance multiplier
Individual Performance Component: $24,750 X 100% performance multiplier = $24,750
Total Cash Incentive Awarded: $133,650 + $24,750 = $158,400
During fiscal 2010, for purposes of the 2010 MIP, the Company recorded revenue of $358.4 million, operating margin of 10.6% and average working capital to sales of 27.9%. Based on these results, the overall Company Financial Performance Component payout percentage was 151.6% based on subcomponent payout percentages of 98%, 200% and 161% for each of the revenue (40%), operating margin (40%) and average working capital to sales (20%) subcomponents, respectively. The payout percentage for certain market financial performance components for Named Executive Officers ranged from 85.2% to 151.7%. At a meeting in October 2010, the Committee verified the attainment of these measures used for the Financial Performance Component of the 2010 MIP. In addition, after the conclusion of fiscal 2010, Mr. Parod recommended scores to the Committee for each Named Executive Officer under the Individual Performance Component of the 2010 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers were entitled to performance multipliers under the Individual Performance Component of the 2010 MIP ranging from 82.8% to 100.8%.

Long-Term Incentive Compensation. The long-term incentive component is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2010, the Committee decided to use a combination of Performance Stock Units (“PSUs”) and Restricted Stock Units (“RSUs”) awarded in tandem in order to provide the Company’s Named Executive Officers with long-term incentive compensation. Both PSUs and RSUs were granted pursuant to the Company’s 2006 Long-Term Incentive Plan which was approved by the stockholders at the Company’s annual stockholder meeting in 2006.
PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Compensation Committee has awarded PSUs with a threshold payout of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period.
RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU. RSUs are designed primarily to encourage retention of executive officers and key employees.
Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2010 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend (i.e. other than regular quarterly dividends) paid by the Company while the PSUs and RSUs are outstanding. The Committee has adopted a policy regarding the timing of grants of PSUs and RSUs to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year.
Each of the PSUs and RSUs has a three-year vesting period. The PSUs awarded during fiscal 2010 will not become realizable until fiscal 2013. At that point, depending upon the Company’s performance over the three-year period, the PSUs will either convert into a specified number of shares of the Company common stock or become worthless. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The RSUs awarded during fiscal 2010 will ratably vest over the same three-year period, with one third of the RSUs converting into Company common stock on November 1 in each fiscal year following the grant date, provided that the Named Executive Officer continues his employment with the Company. The Committee has granted PSUs and RSUs in fiscal 2011 that will become fully realizable in fiscal 2014 and plans to grant additional PSUs and RSUs in fiscal 2012 that will become fully realizable in fiscal 2015. The Committee intends that this will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. The Committee approves a target long-term incentive award amount for each Named Executive Officer and then awards 70% of that award amount in the form of PSUs and the other 30% in the form of RSUs. The Committee chose this mix of PSUs and RSUs to promote sustained long-term performance, goal alignment and retention.
The Committee selected PSUs and RSUs for long-term incentive awards instead of stock options because the expense under generally accepted accounting principles associated with grants of stock options was thought to be greater than the perceived value of options to the recipients. Also, using shares as opposed to options to make awards reduces the number of shares required to deliver equivalent value to the recipients.

Although the Committee uses equity-based compensation in connection with the long-term incentive portion of the Company’s executive compensation program, neither the Committee nor the Company have adopted any stock ownership guidelines or policies for its Named Executive Officers and, accordingly, the Committee does not consider any specific guidelines in connection with establishing the levels of equity-based compensation awarded to the Company’s Named Executive Officers.
The specific terms of the PSU and RSU grants made to the Named Executive Officers for fiscal 2010 are as follows:
PSUs Awards. Based on the recommendation of Mercer, the Committee determined that 70% of the long-term incentive award granted to each Named Executive Officer would consist of PSUs. Each PSU awarded in fiscal 2010 has a three-year performance period running through the end of fiscal 2012 (i.e. August 31, 2012) and will vest on November 1, 2012. Consistent with prior years and based primarily on Mercer’s recommendation, the Committee chose Revenue Growth and Return on Net Assets (“RONA”) as the performance measures to be used to determine PSU payouts for the three-year performance period. The Committee previously considered several performance measures, including measures that were tied to the Company’s stock price or the accomplishment of specific performance objectives, but decided against using stock price as a performance measure because it felt that such a plan would be susceptible to distortion from the cyclical nature of the Company’s business. Likewise, the Committee decided against the use of other performance objectives because of the difficulty in correlating such objectives to stockholder value.
Ultimately, the Committee chose to correlate PSU payouts to Revenue Growth and RONA because it determined that there was a reasonable relationship between these performance measures and stockholder value. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Revenue Growth and RONA for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Additionally, the Committee was concerned that considering RONA alone could create an incentive for Named Executive Officers to unnecessarily dispose of assets in order to manage the denominator and inflate the Company’s RONA and thereby increase their PSU payout. To prevent such an occurrence, the Committee decided to use both RONA and Revenue Growth as performance measures and to weight them equally. Although the Committee feels that Revenue Growth and RONA reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.
“Revenue Growth” is the average annual percentage increase in the Company’s consolidated operating revenues for each year during the applicable performance period. Accordingly, if the Company had year over year growth in its consolidated operating revenues of 6%, 14% and 13% during a three-year performance period, the Revenue Growth for purposes of PSU payouts for that performance period would be the average of the individual year increases or 11%. “RONA” is calculated in the following manner:

Net Income (Average*Total Assets - Average*Current Liabilities + Average*Current Portion of Long-Term Debt)

*	- These averages will be computed using the beginning and ending amounts of Total Assets, Current Liabilities, and Current Portion of Long-Term Debt for the applicable fiscal year.
For the purposes of calculating Revenue Growth and RONA, any acquisitions made by the Company and revenues, expenses or assets associated with such acquisitions are excluded in the fiscal year of the acquisition, but will be fully included during every year thereafter.

The Committee has established the following three-year average performance measures and conversion percentages for Revenue Growth and RONA for the PSUs awarded in fiscal 2010:

	Revenue Growth	RONA

Threshold	6%	9%
Target	14%	11%
Maximum	17%	15%
The Committee selected target performance measures that were within the range of the long-term target financial performance goals communicated from Lindsay to the stockholders by Mr. Parod in the 2009 Annual Report. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. If the Company fails to meet the threshold performance level for either Revenue Growth or RONA over the three-year performance period, then there will be no PSU payout at the end of the performance period, even if the other factor achieves the threshold or higher level.
At the threshold level for both performance measures each PSU will convert into one-half share of stock, and this ratio increases to one share of stock if the target level is achieved for both performance measures and two shares of stock if the maximum level is achieved for both performance measures. The Committee determined that the payout ratio of 2 to 1 used at the maximum level for both performance measures was appropriate because it believed the maximum levels were aggressive goals that would be difficult to achieve. Payout factors will be linearly interpolated when actual performance results fall between the threshold, target and maximum levels. As a result, the number of shares each PSU will convert into based on varying achievements of the performance levels for Revenue Growth and RONA are set forth in the following matrix:

	RONA
REVENUE GROWTH	Threshold	Target	Maximum
Maximum	1.00	1.4142	2.00
Target	0.7071	1.00	1.4142
Threshold	0.50	0.7071	1.00
The Committee is also entitled to adjust the conversion calculation in order to reduce (but not increase) the amount of stock awarded to take into account any unanticipated events including, but not limited to, extraordinary or nonrecurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.
The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2010.
Assume that the Company achieves Revenue Growth of 15% in 2010, 10% in 2011 and 17% in 2012. This results in a 14% average three-year Revenue Growth for the relevant performance period, which meets the target performance level for Revenue Growth. Assume that the Company achieved RONA of 8% in 2010, 10% in 2011 and 9% in 2012. This results in a 9% average three-year RONA for the performance period, which meets the threshold performance level for RONA. Accordingly, the executive’s 1,000 PSUs will convert into 707 shares of common stock.

In the event of a change in control of the Company, the PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change of control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the change in control. If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.
RSU Awards. The Committee determined that the remaining 30% of each Named Executive Officer’s long-term incentive award should consist of RSUs. The RSUs awarded in fiscal 2010 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock. Accordingly, if a Named Executive Officer received 900 RSUs for fiscal 2010 and remained employed with the Company, 300 of those RSUs would convert into 300 shares of common stock on November 1, 2010. Another 300 RSUs would convert into 300 shares of common stock on November 1, 2011, and then the final 300 RSUs would convert into 300 shares of common stock on November 1, 2012. Additionally, the RSUs will fully vest upon a change in control of the Company.
Award Value. In determining the number of PSUs and RSUs granted to the Named Executive Officers for fiscal 2010, the Committee first established a dollar value of the total PSUs and RSUs to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. The initial dollar value for Mr. Parod was set at $500,000. The Committee determined this amount by considering the value of other compensation available to Mr. Parod and then calculating the amount of PSUs and RSUs that would be necessary to provide him with a total compensation target opportunity which reflected the median of total compensation paid to individuals holding similar positions for similar companies. The dollar values of PSUs and RSUs granted to the Named Executive Officers other than Mr. Parod were based on initial recommendations made to the Committee by Mr. Parod. In making and approving these recommendations, both Mr. Parod and the Compensation Committee considered the 2008 Mercer Study which compared the Company’s total direct compensation, consisting of base salary, cash bonus and the expected value of long-term incentives, to the median level for individuals holding similar positions with comparable revenue responsibility at other manufacturing companies. In each case, the dollar value was divided by the closing sale price of the Company’s common stock on the grant date ($33.69 as of November 12, 2009) to convert the dollar value into a total number of stock units initially awarded to each Named Executive Officer. Of these total stock units, 70% were designated as PSUs and 30% were designated as RSUs. While the dollar value of PSUs was based upon a payout ratio of 1 to 1, the actual PSU payout ratio may be as low as 0 to 1 if the Company fails to meet the threshold performance level for either performance measure. Alternatively, the PSU payout ratio may be as high as 2 to 1 if the Company meets or exceeds the maximum performance level for both performance measures.
Fiscal 2008-2010 Performance. The end of fiscal 2010 marked the end of the three-year performance period for the PSUs awarded in fiscal 2008. For this performance period, the Company achieved three-year average revenue growth of 13.82% and three-year average RONA of 10.85% which equated to a cumulative payout percentage of 78.8% of target. In accordance with the terms of the PSUs earned for this performance period, Mr. Parod was issued 5,291 shares of common stock (resulting from 6,715 PSUs awarded in fiscal 2008) and each of Messrs. Downing and Ruffalo was issued 1,840 shares of common stock (resulting from 2,336 PSUs awarded to each of them in fiscal 2008). No payouts have yet been earned with respect to the PSUs awarded in fiscal 2009 and fiscal 2010 which have three-year performance periods ending at the end of fiscal 2011 and fiscal 2012, respectively.
Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage. Also, beginning May 1, 2010, Mr. Parod began receiving a taxable car allowance of $2,000 per month according to the terms of his employment agreement (prior to this time, Mr. Parod had personal use of an automobile leased by the Company). Other benefits provided to the Named Executive Officers are generally those which are available to all employees of the Company, such as participation in Company sponsored health and dental insurance, life insurance and disability benefits. The Company and employee participants share in the cost of these programs. The Company also maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company. All stock options issued to the Named Executive Officers, as well as to other employees of the Company, are subject to immediate vesting in connection with a change in control transaction. Also, in the event of a change in control of the Company, outstanding PSUs will convert into an amount of Company common stock that is pro-rated to account for the amount of time the Named Executive Officers held the PSUs prior to the change of control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the change in control. Any outstanding RSUs will fully vest upon a change in control.
The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. In the case of Mr. Parod, he will be entitled to receive a lump sum payment equal to 3.2 times his annual salary if his employment is terminated without cause prior to a change in control (or three times his annual salary and target bonus if his employment is terminated without cause or if he terminates his employment for good reason within two years following a change in control). In the case of Messrs. Downing, Paymal, Ruffalo and Spears, each of them will be entitled to receive a lump sum payment equal to one times (or one-half times with respect to Mr. Paymal) his annual salary if his employment is terminated without cause prior to a change in control or one times (or one-half times with respect to Mr. Paymal) his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control. The termination provisions contained in Mr. Parod’s employment agreement were specifically negotiated between the Company and Mr. Parod at the time he joined the Company and were considered necessary in order to attract and retain him. In fiscal 2010, the Company modified the definition of separation payment under Mr. Parod’s employment agreement from two times annual salary and target bonus to 3.2 times annual salary (which is the economic equivalent of the prior arrangement) to avoid potential issues with the deductibility of annual bonus payments under Section 162(m) of the Internal Revenue Code, as amended. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause.
In March 2010, Mr. Spears left the Company for personal reasons and received $23,750 as separation pay. All unvested PSUs and RSUs held by Mr. Spears were forfeited.
Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986 imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and to the four most highly compensated executive officers other than the chief executive officer. Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has attempted to preserve, where practicable, the deductibility of all compensation payments to the Company’s executive officers. However, the amount of taxable compensation recognized by Mr. Parod during the Company’s fiscal 2010 exceeded Section 162(m)’s $1 million threshold. As a result, the Company was unable to deduct $1,485,569 of compensation expense in fiscal 2010. All of the non-deductible compensation expense related to gains realized by Mr. Parod on the exercise of non-qualified stock options awarded to him under his employment agreement which did not qualify as performance-based compensation for purposes of Section 162(m).

Executive Compensation
The following table sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years. Other than Mr. Spears, each Named Executive Officer was employed by the Company during all of fiscal 2010. Mr. Spears left the Company in March 2010.
SUMMARY COMPENSATION TABLE

							Non-Equity
				Stock		Option	Incentive Plan	All other
Name and Principal		Salary	Bonus	Awards		Awards	Compensation	Compensation		Total
Position	Year	($)	($)	($)		($)	($) (3)	($)		($)
Richard W. Parod
President and Chief	2010	496,885	—	486,900	(1)	—	423,840	24,716	(4)	1,432,341
Executive Officer	2009	474,359	—	490,765	(1)	—	108,971	14,925		1,089,020
	2008	434,642	50,000	453,461	(1)	—	452,492	14,972		1,405,567

David B. Downing
Chief Financial Officer	2010	291,788	—	213,954	(1)	—	181,729	11,882	(5)	699,353
and President —	2009	284,096	—	161,921	(1)	—	65,075	11,302		522,394
International Operations	2008	272,692	—	157,740	(1)	—	186,270	10,258		626,960

Barry A. Ruffalo
President — Irrigation	2010	263,269	—	154,798	(1)	—	168,703	10,130	(6)	596,900
Business	2009	252,404	—	140,323	(1)	—	52,051	8,306		453,084
	2008	238,462	—	157,740	(1)	—	185,026	37,225		618,453

Timothy J. Paymal
Vice President and Chief	2010	177,894	—	60,830	(1)	—	88,265	6,381	(7)	333,370
Accounting Officer	2009	175,000	—	58,845	(1)	—	23,508	5,194		262,547
	2008	156,573	—	36,634	(2)	—	95,197	5,180		293,584

Thomas D. Spears
President—Infrastructure	2010	153,462	—	166,478	(1)	—	—	25,766	(8)	345,706
Business	2009	49,327	15,000	97,550	(2)	—	—	—		161,877

(1)
These awards consist of both restricted stock units and performance stock units granted under the Company’s 2006 Long-Term Incentive Plan. The restricted stock units vest 33 1/3% per year over three years and the performance stock units cliff vest on November 1 following the end of their three-year performance period. The amounts shown reflect the aggregate grant date fair value computed in accordance with ASC 718, Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the performance stock units awarded in fiscal 2010, the grant date fair value of these awards would have been: Mr. Parod, $827,731; Mr. Downing, $363,732; Mr. Ruffalo, $263,169; Mr. Paymal, $103,417; and Mr. Spears, $283,019.

(2)
These awards consist entirely of restricted stock units granted under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years on November 1 of each year following the date of grant. The amount shown equals the grant date fair value of the Company’s common stock multiplied by the actual number of restricted stock units awarded.

(3)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year.

(4)
Consists of $6,684 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2010, $6,276 in premiums for supplemental life insurance for fiscal 2010 and $11,756 representing the fair market value of the use of a Company vehicle through April 30, 2010 and a $2,000 monthly car allowance starting on May 1, 2010.

(5)
Consists of $9,386 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2010 and $2,496 in premiums for supplemental life insurance for fiscal 2010.

(6)
Consists of $8,474 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2010 and $1,656 in premiums for supplemental life insurance for fiscal 2010.

(7)
Consists of $5,226 in defined contributions and matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2010 and $1,155 in premiums for supplemental life insurance for fiscal 2010.

(8)	Consists of $23,750 for separation pay and $2,016 in premiums for supplemental life insurance for fiscal 2010.

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2006 Long-Term Incentive Plan.
GRANTS OF PLAN-BASED AWARDS

											All Other
											Option
			Number							All other	Awards:
			of Non-							Stock	Number	Exercise	Grant
			Equity							Awards:	of	or	date fair
			Incentive	Estimated Future Payouts Under			Estimated Future Payouts Under			Number	Securities	Base	value of
			Plan	Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Shares	Under-	Price of	stock and
			Units	Thres-		Maxi-	Thres-		Maxi-	of Stock	lying	Option	option
		Approval	Granted	hold	Target	mum	hold	Target	mum	or Units	Options	Awards	awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)
Richard W. Parod	11/12/2009	11/11/2009	—	66,000	300,000	600,000	9,646	14,840	25,228	—	—	—	$486,900

David B. Downing	11/12/2009	11/11/2009	—	29,007	131,850	263,700	4,239	6,521	11,086	—	—	—	$213,954

Barry A. Ruffalo	11/12/2009	11/11/2009	—	26,235	119,250	238,500	3,067	4,718	8,021	—	—	—	$154,798

Timothy J. Paymal	11/12/2009	11/11/2009	—	13,745	62,475	124,950	1,205	1,854	3,152	—	—	—	$60,830

Thomas D. Spears	11/12/2009	11/11/2009	—	28,215	128,250	256,500	3,298	5,074	8,626	—	—	—	$166,478

(1)
Amounts reflect grants made under the Management Incentive Plan for fiscal 2010 (the 2010 MIP discussed in our “Compensation Discussion & Analysis”). Actual payouts earned under the program for fiscal 2010 were above target, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
These awards consist of both restricted stock units and performance stock units granted in fiscal 2010 under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year over three years and the performance stock units cliff vest in fiscal 2013. The amounts shown equal the aggregate number of shares of common stock into which the restricted stock units may convert if Messrs. Parod, Downing, Ruffalo and Paymal maintain their employment with the Company for the entire vesting period and into which performance stock units will convert if certain threshold, target and maximum performance objectives are met.

(3)
Amounts are computed in accordance with ASC 718, Stock Compensation, assuming a payout at target for equity incentive plan awards. Mr. Spears forfeited his awards based on his resignation from the Company in March 2010.

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
										Equity
								Equity		Incentive Plan
			Equity					Incentive Plan		Awards:
			Incentive Plan					Awards:		Market or
			Awards:					Number of		Payout Value
	Number of	Number of	Number of				Market Value	Unearned		of Unearned
	Securities	Securities	Securities			Number of	of Shares or	Shares, Units		Shares, Units
	Underlying	Underlying	Underlying			Shares or	Units of Stock	or Other		or Other
	Unexercised	Unexercised	Unexercised	Option		Units of Stock	That Have	Rights That		Rights That
	Options	Options	Unearned	Exercise	Option	That Have	Not Been	Have Not		Have Not
	(#)	(#)	Options	Price	Expiration	Not Vested	Vested	Vested		Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)		($)(3)
Richard W. Parod	45,000	—	—	21.52	4/24/2013	—	—
	45,000	—		25.77	4/22/2014
	22,500	—		24.29	8/15/2015
	18,000	4,500		19.33	11/8/2015
								7,688	(1)	283,457
								25,072	(2)	924,405

David B. Downing	7,500	—	—	24.70	8/30/2014	—	—
	15,000	—		24.29	8/15/2015
	3,000	750		19.33	11/8/2015
								3,049	(1)	112,417
								9,519	(2)	350,966

Barry A. Ruffalo	—	—	—	—	—	—	—	2,402	(1)	88,562
								7,915	(2)	291,826

Timothy J. Paymal	3,000	—	—	24.29	8/15/2015	—	—
								1,087	(1)	40,078
								2,254	(2)	83,105

Thomas D. Spears	—	—	—	—	—	—	—	—		—

(1)
These awards consist of restricted stock units granted under the Company’s 2006 Long-Term Incentive Plan. These restricted stock units vest 33 1/3% per year, ratably vesting on each November 1 following the end of the fiscal year of their respective grant date.

(2)
These awards consist of performance stock units granted under the Company’s 2006 Long-Term Incentive Plan. These performance stock units cliff vest on November 1 following the end of their respective three-year performance period. Each performance stock unit converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

(3)	The market value of unearned shares is calculated using $36.87 per share, which is the closing market price of the Company’s common stock on the NYSE on the last day of fiscal 2010.

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares		Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting		Vesting
Name	(#)	($)	(#)		($)
Richard W. Parod	65,000	$1,815,486	3,448	(1)	113,198
			12,976	(2)	426,002

David B. Downing	—	—	1,182	(1)	38,805
			4,513	(2)	148,162

Barry A. Ruffalo	—	—	1,169	(1)	38,378

Timothy J. Paymal	—	—	786	(1)	25,804

Thomas D. Spears	—	—	1,019	(1)	33,454

(1)
These awards consist of the portion of restricted stock units granted during fiscal 2007, 2008 and 2009 that vested and converted into shares of common stock during fiscal 2010. The value realized upon vesting was calculated by multiplying the number of vesting restricted stock units by the $32.83 closing price of the Company’s common stock on October 30, 2009 since the November 1, 2009 vesting date fell on an off-market day.

(2)
These awards consist of the performance stock units granted during fiscal 2007 that vested and converted into shares of common stock during fiscal 2010. The value realized upon vesting was calculated by multiplying the number of vesting performance stock units by the $32.83 closing price of the Company’s common stock on October 30, 2009 since the November 1, 2009 vesting date fell on an off-market day.

Pension Benefits
The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.
Nonqualified Deferred Compensation
The Company does not provide for any deferred compensation arrangements for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.
Report of the Compensation Committee
On Executive Compensation
The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
William F. Welsh II, Chairman
Michael N. Christodolou
J. David McIntosh
Michael D. Walter

Compensation of Directors
Directors who are not employees of the Company receive annual retainers of $25,000, plus $1,400 per day for attending meetings (including teleconference meetings of four hours or more) of the Board of Directors and $800 per day for other teleconference meetings of the Board of Directors of less than four hours or for attending any separate meetings of committees of the Board of Directors.
In addition, the Chairman of the Board of Directors receives $16,000 per year for serving in that capacity, the Chairman of the Audit Committee receives $8,000 per year for serving as such Chairman, and the Chairman of the Compensation Committee receives $6,000 per year for serving as such Chairman. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $1,000 per year or as otherwise approved by the Chairman of the Board of Directors.
Additionally, each non-employee director receives an annual grant of restricted stock units with an award value of $35,000 with the award being made on the date of the Annual Meeting. The number of restricted stock units to be awarded is based on the closing price of the Company’s common stock on the grant date, and the restricted stock units are payable in shares of common stock under the 2010 Long-Term Incentive Plan. Accordingly on January 25, 2010, each of Messrs. Buffett, Christodolou, Jagodinski, McIntosh, Nahl, Walter and Welsh received an award of 854 restricted stock units. The restricted stock units vested on November 1, 2010.
New directors who are not employees of the Company receive a one-time grant of restricted stock units with an award value of $35,000 with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded will equal $35,000 divided by the closing stock price on the date of grant. These restricted stock units vest ratably (one-third each year) on November 1 of each of the three years following the date of grant.
The following table sets forth the compensation paid to the Company’s directors in fiscal 2010. Mr. Parod also serves as a director, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement.
DIRECTOR COMPENSATION

						Change in
						Pension Value
						and
						Nonqualified
	Fees Earned				Non-Equity	Deferred
	or Paid in			Option	Incentive Plan	Compensation	All Other
	Cash	Stock Awards		Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)		($)	($)	($)	($)	($)
Howard G. Buffett	35,200	35,000	(1)	—	—	—	—	70,200

Michael N. Christodolou	61,600	35,000	(1)	—	—	—	—	96,600

W. Thomas Jagodinski	49,800	35,000	(1)	—	—	—	—	84,800

J. David McIntosh	38,400	35,000	(1)	—	—	—	—	73,400

Michael C. Nahl	42,400	35,000	(1)	—	—	—	—	77,400

Michael D. Walter	45,600	35,000	(1)	—	—	—	—	80,600

William F. Welsh II	51,600	35,000	(1)	—	—	—	—	86,600

(1)	These awards consist of restricted stock units granted in fiscal 2010 under the Company’s 2010 Long-Term Incentive Plan. These restricted stock units vested on November 1, 2010.

Compensation Committee Interlocks
and Insider Participation
During fiscal 2010, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.
Report of the Audit Committee
The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The Audit Committee is comprised of W. Thomas Jagodinski (as Chairman), Michael N. Christodolou, Michael C. Nahl, Michael D. Walter and William F. Welsh II, each of whom is an independent director of the Company under the rules adopted by Securities and Exchange Commission and the New York Stock Exchange.
The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent auditors and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.
The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2010 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required by Statement on Auditing Standard No. 114, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.
Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2010 be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.
W. Thomas Jagodinski, Chairman
Michael N. Christodolou
Michael C. Nahl
Michael D. Walter
William F. Welsh II

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
KPMG LLP, the Company’s independent auditor since 2001, has been appointed by the Audit Committee as the independent auditor for the Company and its subsidiaries for the fiscal year ending August 31, 2011. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification.
If stockholders fail to ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2011 if it determines that it would be in the Company’s best interests.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING AUGUST 31, 2011.
Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.
Accounting Fees and Services
The following table sets forth the aggregate fees for professional services rendered by KPMG for each of the last two fiscal years:

Category of Fee	Fiscal 2010	Fiscal 2009

Audit Fees (1)	$843,954	$887,785
Audit-Related Fees (2)	$22,695	$21,775
Tax Fees (3)	$99,600	$82,125
All Other Fees (4)	$11,412	$12,868

(1)	Audit fees consist of the audit of the Company’s 2010 and 2009 annual financial statements and review of the Company’s quarterly financial statements during 2010 and 2009.

(2)	Audit-related fees were for audits of the Company’s employee benefit plans.

(3)	Tax fees were for tax compliance.

(4)	All other fees were for corporate compliance at an international subsidiary location.
As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditors. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2010 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added new Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities, such as Lindsay, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by our stockholders at the Annual Meeting:
“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s 2011 Annual Meeting of Stockholders, including the sections thereof entitled Executive Compensation and Compensation Discussion and Analysis.”
As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of our Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of our executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for our Named Executive Officers (other than Mr. Paymal) being over half of their total target compensation. Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of our executive compensation program.
The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by our stockholders. However, our Board of Directors values and encourages constructive input from our stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide our Board and Compensation Committee with useful information on investor sentiment about these important matters. Our Board of Directors and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, our Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. Our Board and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.
The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of shares of voting stock represented at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4
ADVISORY VOTE ON FREQUENCY OF “SAY ON PAY” PROPOSALS
The new Section 14A to the Securities Exchange Act of 1934 also requires companies with publicly-traded securities to hold a separate stockholder vote at least once every six years on whether a stockholder vote to approve the compensation of Named Executive Officers of the type described in Proposal 3 above should be held every year, every two years or every three years. The Company is required to take a vote on this question at the Annual Meeting. The vote on this proposal is being presented to our stockholders at the Annual Meeting in a manner that allows them to vote in the alternative for holding a vote on executive compensation every year, every two years or every three years. Stockholders also have the option to abstain from voting on this proposal. Although the Board of Directors is recommending that this vote be held every year, stockholders are not voting on whether to approve or disapprove the Board’s recommendation.
Although the vote on this proposal is non-binding, the Board of Directors intends to implement the voting frequency which receives the largest number of affirmative votes cast at the Annual Meeting. In determining the outcome of the non-binding vote on the frequency of voting to approve executive compensation, broker non-votes and blank proxy cards will have the same effect as an abstention and, accordingly, will not affect the outcome of the vote.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD A VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY YEAR.

SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholder proposals submitted for presentation at the Annual Meeting must be received by the Secretary of the Company at its home office no later than January 10, 2011. Stockholder proposals submitted for presentation at the Annual Meeting received after that date will be considered untimely. Such proposals must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reason for conducting such business at the Annual Meeting, (ii) the name and address of the stockholder proposing such business, (iii) the number of shares of the Company’s common stock beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company by January 10, 2011. Only stockholders of record as of December 2, 2010 are entitled to bring business before the Annual Meeting or make nominations for directors.
In order to be included in the Company’s Proxy Statement and form of proxy relating to its next Annual Meeting, stockholder proposals must be submitted by August 31, 2011 to the Secretary of the Company at its principal executive offices. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.
OTHER MATTERS
Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before November 8, 2010.
The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.
Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Chairman of the Audit, Compensation or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend, and will generally be available to discuss stockholder concerns at, the Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.
The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors
/s/ Eric R. Arneson
Eric R. Arneson, Secretary
Omaha, Nebraska December 21, 2010

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

COMPANY #

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Items 1, 2 and 3
and Recommends a Vote of “1 YEAR” for Item 4.

1.	Election of directors for	01 Michael N. Christodolou	☐	Vote FOR all nominees	☐	Vote WITHHELD
	term to expire in 2014:	02 W. Thomas Jagodinski		(except as marked)		from all nominees
03 J. David McIntosh
(Instructions: To withhold authority to vote for any indicated nominee, mark the “FOR” box above and write the number(s) of the nominee(s)
for whom you are withholding your vote in the box provided to the right.)

2.	Ratification of the appointment of KPMG LLP as the independent auditor for the fiscal year ending August 31, 2011.	☐ For	☐ Against	☐ Abstain

3.	Non-binding vote on resolution to approve the compensation of the Company’s named executive officers.	☐ For	☐ Against	☐ Abstain

4.	Non-binding vote on whether a stockholder vote to approve the compensation of the Company’s named executive officers should be taken every year, every second year or every third year.	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

5.	To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on November 8, 2010.
THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITOR, AND FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.
Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LINDSAY CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Monday, January 31, 2011
8:30 a.m. CST
Corporate Headquarters
2222 North 111th Street
Omaha, Nebraska

Lindsay Corporation 2222 North 111th Street Omaha, Nebraska	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 31, 2011 AND AT ANY ADJOURNMENT THEREOF.
The undersigned hereby authorizes the Board of Directors of Lindsay Corporation (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Company’s corporate office, 2222 North 111th Street, Omaha, Nebraska, on Monday, January 31, 2011, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.
This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2010 Annual Report to Stockholders prior to the signing of this proxy.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.eproxy.com/lnn	1-800-560-1965
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 12:00 p.m. (CT) on	vote your proxy until 12:00 p.m.	postage-paid envelope provided.
January 28, 2011.	(CT) on January 28, 2011.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.